EXHIBIT 10.19

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2013

SUMMARY OF PERQUISITES FOR EXECUTIVE OFFICERS
OF PEOPLES BANCORP INC.

Based on business need, on a case-by-case basis, the Compensation Committee of the Board of Directors  (the “Committee”) of Peoples Bancorp Inc. (“Peoples”) grants the use of a company-paid automobile and country club membership to selected executive officers of Peoples to further business development on behalf of Peoples.  Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the executive officer.  Expenses relating to personal use of company automobiles are reported as income to the executive officer.  On December 17, 2009, the Board of Directors discontinued company-paid country club memberships for executive officers effective January 1, 2010 and was reinstated June 1, 2011.

On January 12, 2006, the Committee approved the adoption of an Executive Health Program for the executive officers.  The Executive Health Program provides an opportunity for each named executive officer to participate in a comprehensive medical screening annually at the expense of Peoples.  Participation is voluntary.  The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples’ financial performance or current management succession plans.

On July 25, 2013, the Peoples Bancorp Board of Directors approved the Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (the “2013 Nonqualified Plan”). Participation in the 2013 Nonqualified Plan is limited to a select group of management and highly-compensated employees, including executive officers, designated annually by the Compensation Committee. The Nonqualified Deferred Compensation Plan is provided for the purpose of providing deferred compensation to a select group of management and highly compensated employees. Peoples may make discretionary contributions to participants’ bookkeeping accounts in such amount that would have been made pursuant to the Retirement Savings Plan as matching contributions if all amounts selected to be deferred under the 203 Nonqualified Plan had been deferred under the Retirement Savings Plan. All deferrals and discretionary contributions vest in accordance with the vesting schedule under the Retirement Savings Plan, provided that the amounts will become fully vested in the event of a participant’s retirement or death and will be forfeited if a participant is terminated for cause.